EXHIBIT 10.3

                         EXECUTIVE EMPLOYMENT AGREEMENT



     This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 1st day of May, 2002, by and between Integrated Spatial Information Solutions, Inc. ("Employer" or "ISIS") and John C. Antenucci ("Executive").

     WHEREAS, Employer is a corporation organized under the laws of the state of Colorado and with its principal places of business in Frankfort, Kentucky; and

     WHEREAS, Executive is an individual with knowledge and experience that are valuable to Employer; and

     WHEREAS, Employer desires to employ Executive and Executive desires to accept such employment subject to the terms and conditions hereinafter set forth.

     NOW THEREFORE, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.   EMPLOYMENT

     Employer hereby employs Executive and Executive hereby accepts employment by Employer, upon all of the terms and conditions as hereinafter set forth.

2.   TERM

     The term of this Agreement shall be for three (3) years commencing on May 1, 2002, and ending on April 30, 2005 ("the Expiration Date"), unless renewed or extended by written agreement executed on or before the Expiration Date by Executive and by Employer with the approval of Management. As a courtesy to Executive, Employer shall indicate in writing its intent to renew or extend this Agreement at least thirty (30) days prior to the Expiration Date.

3.   TERMINATION OF AGREEMENT

     This Agreement shall terminate upon the occurrence of any of the following events:

     (a) Upon written notice of termination from either party to the other party, which notice may be given at any time, with or without cause, and shall be effective ninety days (90) days thereafter unless a different effective date is agreed in writing by the parties;

     (b) Upon the expiration of this Agreement without renewal or extension as provided in paragraph 2 of this Agreement; or

     (c)  Upon Executive's death.

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     Upon the termination of this Agreement, Executive shall be entitled to payment of compensation that is earned but unpaid for services rendered by Executive as of the date of termination of this Agreement. In addition, Executive shall be entitled to Separation Pay to the extent expressly set forth in Exhibit A to this Agreement, which pay shall become due and owing according to the schedule set forth in Exhibit A. However, Executive shall not be entitled to any compensation for services not yet performed, including services which could have been performed but for the termination of this Agreement.

     At the discretion of Employer, Employer may (a) require that Executive continue to perform his duties during the period between notice pursuant to
Section 3(a) of this Agreement and the resulting termination of this Agreement, or (b) relieve Executive of his duties during such period (while continuing to provide compensation and benefits in accordance with this Agreement).

4.   DUTIES

     Executive is employed by Employer as its Chief Executive Officer and President and shall also serve as Chief Executive Officer and President of Employer's wholly-owned subsidiary, PlanGraphics, Inc. ("PlanGraphics"). The precise nature of Executive's duties shall be as defined by the Board of Directors of Employer and may be broadened, curtailed or otherwise modified by the Board of Directors of Employer from time to time in its sole discretion.

     Executive agrees to devote his full working time, energy and professional talent to the performance of the duties of his position with Employer. Notwithstanding the foregoing, Executive may serve as a director or trustee of another organization upon the prior written consent of Management.

     During the term of this Agreement, Employer shall nominate Executive for election to the Board of Directors of Employer and to the Board of Directors of PlanGraphics as a member of the management slate at each annual meeting of the stockholders of those companies, or at each meeting of the stockholders at which his class, if such class be designated, comes up for election.

     Executive's primary place of employment shall be Frankfort, Kentucky.

5.   COMPENSATION

     Executive's compensation under this Agreement shall be as set forth in Exhibit A, which is attached hereto and incorporated herein. Such compensation shall be paid in accordance with the payroll policies and procedures of Employer, as they may be modified from time to time at Employer's sole discretion.

     Upon the termination of this Agreement, Executive shall have no further rights to compensation under this Agreement except for Separation Pay as provided in Exhibit A.

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6.   TRADE SECRETS, INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

     a.   Definitions.

     For purposes of this Agreement, the following terms shall have the following definitions:

          (i) "The ISIS Companies" shall mean ISIS and all subsidiaries of ISIS, both individually and collectively, throughout their history. (For example, "employment with the ISIS Companies" shall include all employment with any of the ISIS Companies, both before and after they became ISIS Companies, and "property of the ISIS Companies" shall include all property of any of the ISIS Companies, both before and after they became ISIS Companies, etc.)

          (ii) "Trade Secrets" shall have the meaning ascribed to it in the Kentucky Uniform Trade Secrets Act, KRS ss.365.880, as such provision may be amended from time to time. The term "Trade Secrets" shall include all documents containing Trade Secrets.

          (iii) "Intellectual Property" shall mean all products of human intelligence which have been protected or could be protected from appropriation or use by others through application of laws governing patent, trademark, copyright, or other similar protections, including but not limited to ideas, processes, trademarks, service marks, inventions, discoveries, and improvements to any of the foregoing, provided that such materials relates to the services, methodologies or technologies used by or developed for the ISIS Companies during the course of Executive's employment with the ISIS Companies. The term Intellectual Property" shall include all documents containing Intellectual Property.

          (iv) "Confidential Information" shall mean all non-public information concerning the business or the operation of the business of the ISIS Companies, including but not limited to information concerning: operations, organization or management; finances; business plans and strategies; clients; relationships with contractors and vendors; proprietary or specialized computer software; employees; products and services; equipment and systems; and prospective and executed contracts and other business arrangements. Confidential Information does not include information in the public domain or information that is properly known to Executive through sources other than the ISIS Companies. The term "Confidential Information" shall include all documents containing Confidential Information.

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          (v)  "Protected Information" shall mean all Trade Secrets of the ISIS
               Companies, all Intellectual Property of the ISIS Companies, and all Confidential Information of the ISIS Companies.

          (vi) The term "documents" shall mean all recordations of information, in any form, whether printed or written, produced by hand or otherwise, and whether stored electronically, magnetically, or in tangible form, and shall include but not be limited to: agreements; audio tapes; brochures; charts; circulars; communications; compact disks; computer disks; computer printouts; correspondence; diaries; digital recordings; drafts; drawings; electronic mail or other electronic communications; graphs; journals; ledgers; letters; maps; memoranda; motion pictures; notes; notebooks; opinion statements; pamphlets; photographs; press releases; reports; sketches; telegrams; transcripts; videotapes; written statements; summaries or records of conferences, interviews, investigations, meetings, negotiations, and personal or telephonic conversations; any marginal comments appearing on any documents; and all other writings.

     b. Non-Disclosure of Protected Information.

     During the term of this Agreement, and for a period of five (5) years following the termination of this Agreement, Executive shall not, without the prior written consent of Management, directly or indirectly, use, disclose, transfer or otherwise communicate any Trade Secrets or Confidential Information of the ISIS Companies to any person or entity except where such use, disclosure, transfer or communication is (a) in connection with and in furtherance of Executive's work on behalf of the ISIS Companies, and (b) not otherwise contrary to applicable laws regarding Trade Secrets or Confidential Information.

     During the term of this Agreement, and for a period of five (5) years following the termination of this Agreement, Executive shall not, without the prior written consent of Management, directly or indirectly, use, disclose, transfer or otherwise communicate any Intellectual Property of the ISIS Companies to any person or entity where such use, disclosure, transfer or communication is made in connection with any activity that is in competition with activities of the ISIS Companies or is otherwise contrary to applicable laws regarding Intellectual Property.

     c. Documents and Other Property of the ISIS Companies.

     All documents containing Protected Information which are prepared by Executive or otherwise come into Executive's possession are and shall remain the property of the ISIS Companies. Upon the termination of this Agreement, or upon the request of Employer, Executive shall immediately deliver to Employer all documents containing Protected Information and all other property belonging to the ISIS Companies.

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     d. Response to Subpoena or Court Order.

     In response to any subpoena, court order or other legal process purporting to require disclosure of Protected Information, Executive shall: (a) immediately notify Management, and (b) take all lawful steps to resist the subpoena, court order or other process unless instructed to the contrary by Management.

     e. Confidential Information from Third Parties.

         Executive acknowledges that the ISIS Companies have received and will continue to receive confidential or proprietary information from third parties and that the ISIS Companies must maintain the confidentiality of such information and use such information only for proper purposes. Executive shall not, without the prior written consent of Management, directly or indirectly, use, disclose, transfer or otherwise communicate any such information to any person or entity except where such use, disclosure, transfer or communication is: (a) in connection with and in furtherance of Executive's work on behalf of the ISIS Companies, (b) not otherwise contrary to applicable laws regarding Trade Secrets, Confidential Information or Intellectual Property; and (c) not contrary to any agreement between the ISIS Companies and the third party.

     f. Disclosure and Assignment of Intellectual Property.

     Upon the request of Employer, Executive shall promptly disclose to Employer, in a manner specified by Management, all Intellectual Property that Executive learns of, conceives, develops or creates alone or with others during the term of this Agreement (whether or not learned of, conceived, developed or created during regular working hours).

     In consideration of the mutual covenants of this Agreement, Executive shall assign to Employer, without further consideration, Executive's entire right to all Intellectual Property, which shall be the sole and exclusive property of Employer whether or not subject to patent, copyright, trademark or trade secret protection under applicable law. Executive also acknowledges that all original works of authorship which are made by Executive (solely or jointly with others), within the scope of Executive's employment pursuant to this Agreement, and which are protectable by copyright, are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S. C. ss. 101). To the extent that any such works, by operation of law, cannot be "works made for hire," Executive hereby assigns to Employer all right, title, and interest in and to such works and to any related copyrights.

     Executive shall promptly execute, acknowledge and deliver to Employer all additional instruments or documents deemed at any time by Employer in its sole discretion to be necessary to carry out the intentions of this Section 6.

7.   DUTY OF LOYALTY, NO SOLICITATION, NO COMPETITION

     a.   Duty of Loyalty.

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     During the term of this Agreement, Executive shall owe a duty of loyalty to
Employer. As part of this duty, Executive shall not, without the prior written consent of Management, directly or indirectly:

          (i) pursue or accept any employment or business opportunity with any Client or Competitor;

          (ii)  provide any aid or assistance to any Competitor;

          (iii) engage in any act or omission which is contrary to the interests of the ISIS Companies.

     b.   No Solicitation.

     During the term of this Agreement, and for a period of three (3) years following the termination of this Agreement, Executive shall not, without the prior written consent of Management, directly or indirectly:

          (i) cause or attempt to cause any employee, agent or contractor of the ISIS Companies to terminate his or her employment, agency or contractor relationship with the ISIS Companies; or

          (ii) interfere or attempt to interfere with the relationship between the ISIS Companies and any employee, contractor or agent of the ISIS Companies.

         For a period of three (3) years following the termination of this Agreement, Executive shall not, without the prior written consent of Management, directly or indirectly, hire or attempt to hire any director, officer or employee of the ISIS Companies.

     c.   No Competition.

     For a period of three (3) years following the termination of this Agreement, Executive shall not, without the prior written consent of Management perform any services for any Client or for any Competitor.

     For purposes of this Section 7, "Client" shall mean any person or entity who is then a client of the ISIS Companies or who was a client of the ISIS Companies at any time during the last three (3) years of Executive's employment pursuant to this Agreement, unless during the last three (3) years of Executive's employment pursuant to this Agreement:

          (i) Executive had no contact, directly or indirectly, with that person or entity in Executive's capacity as an employee pursuant to this Agreement; and

          (ii) Executive had no role, directly or indirectly, in the provision of services by the ISIS Companies to that person or entity, including but not limited to any role in providing the services, supervising or managing those who provided the services, or determining pricing or staffing for the services provided.

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     For purposes of this Section 7, "Competitor" shall mean any person or entity who provides services of the same or substantially similar kind as the services provided by the ISIS Companies.

     For purposes of this Section 7, the phrase "perform any services" includes all services of any kind, whether provided as an owner, director, officer, employee, agent, contractor, consultant, joint venturer, partner, member or otherwise.

     d.   Approved Outside Activities.

     The parties agree that Executive's performance of services for his own account, including but not limited to writing, teaching, consulting, employment by a government agency, or employment by another business venture, shall not constitute a violation of this Agreement provided that such activity does not violate Subsection 7(c) of this Agreement.

8.   INJUNCTIVE RELIEF

     In the event of any violation of the provisions of Section 6 or Section 7 of this Agreement ("the Covenants"), Executive acknowledges and agrees and hereby stipulates:

     (a)  that the Covenants are fully enforceable;

     (b) that any breach of any of the Covenants will result in real, immediate and irreparable harm to Employer which cannot be adequately remedied by monetary damages;

     (c) that Employer will be entitled to an injunction restraining Executive from violating the Covenants pending mediation of the dispute between the parties;

     (d) that Executive waives any right that he or she might have to challenge the enforceability of the Covenants, to contend that monetary damages provide an adequate remedy for violation of the Covenants, or that injunctive relief is not proper to restrain violations of the Covenants pending mediation.

9.   DEFINITION OF MANAGEMENT; CONSENT IS DISCRETIONARY

     For purposes of this Agreement, "Management" shall mean: (a) the President of Employer if Executive is employed in a position below that of President, (b) the Chairman of the Board of Directors of Employer if Executive is employed as President, and (c) a majority of the Board of Directors of Employer if Executive is employed in a position above that of President.

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     In all cases in which Executive must obtain the consent of Employer or
Management, such consent may be granted or withheld at the sole discretion of Employer or Management as the case may be.

10.  INDEMNIFICATION

     To the extent permitted by law and by the Articles of Incorporation and the Bylaws of Employer, Employer agrees to indemnify and hold harmless Executive from and against any and all personal liability which Executive may incur as a result of his actions or inactions within the course and scope of his employment pursuant to this Agreement; provided, however, that this Section 10 shall not apply to liability arising out of Executive's intentional misconduct or gross misconduct.

     During the term of this Agreement and for a period of three (3) years thereafter, Employer shall maintain Directors & Officers insurance coverage for Executive, with respect to his service pursuant to this Agreement.

11.  SEVERABILITY

     In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall not be affected thereby, and all other provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by the law.

12.  AGREEMENT NOT ASSIGNABLE

     This Agreement shall be binding upon Employer and its successors and upon the heirs, representatives, executors, and administrators of Executive. This Agreement is not assignable by either party, except that the rights and obligations of this Agreement shall be assumed by any successor of Employer. For purposes of this Section 12, the term "successor" shall include any individual or entity which acquires all or substantially all of the assets of Employer by merger, purchase or otherwise.

13.  WAIVER OF BREACH

     The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

14.  NOTICES

     Any written notice to be given to Employer under the terms of this Agreement shall be addressed to Employer as follows, unless Executive is notified in writing of a change of address:

     Integrated Spatial Information Solutions, Inc.
     112 East Main Street
     Frankfort, Kentucky  40601

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Any written notice to be given to Executive under the terms of this Agreement shall be addressed to Executive as follows, unless Management is notified in writing of a change of address:

     John C. Antenucci
     P.O. Box 1503
     Frankfort, Kentucky 40602

Such notice shall be deemed to have been duly given when enclosed and properly sealed in an addressed envelope registered or certified mail return receipt requested and deposited, postage and registered or certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

15.  TITLE AND HEADINGS

     Titles and headings to paragraphs in this Agreement are for the purpose of reference only and in no way shall limit, define or otherwise affect the provisions of this Agreement.

16.  GOVERNING LAW

     This Agreement, all interpretation and enforcement of this Agreement, and all disputes arising out of this Agreement shall be governed solely and exclusively by the laws of the State of Kentucky, regardless of the forum in which such interpretation or enforcement of this Agreement occurs or such disputes are resolved, and without regard to any principles of conflicts of laws.

17.  MEDIATION; VENUE; COSTS AND FEES

     a.   Mediation as a Prerequisite to Litigation.

     Unless otherwise agreed in writing by the parties, all disputes relating to this Agreement, the interpretation or application of this Agreement, or Executive's employment pursuant to this Agreement (hereinafter "Covered Disputes"), shall be submitted first to non-binding mediation before any proceeding may be filed in a court of law or equity. Participation in such mediation shall be an indispensable prerequisite to the filing of any proceeding in a court of law or equity relating to any Covered Dispute, except that no party shall be required to mediate a Covered Dispute if the other party has failed or refused to honor a written request to mediate such dispute in accordance with this Section 17;

     Unless otherwise agreed in writing by the parties:

          (i) the mediation will be conducted before a single mediator of the American Arbitration Association ("AAA"), in accordance with the rules of the AAA then in effect regarding mediation of employment disputes; and

          (ii) such mediation shall be conducted in Frankfort, Kentucky, and Kentucky law shall govern.

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     b.   Venue and Personal Jurisdiction is Frankfort, Kentucky.

     Any proceeding in a court of law or equity relating to a Covered Dispute shall be brought only in the Circuit Court of Franklin County, Kentucky, or the United States District Court for the Eastern District of Kentucky, and Executive and Employer hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum. Specifically, by executing this Agreement, Executive and Employer agree, consent, and stipulate that, in any action relating to a Covered Dispute: (i) the aforesaid courts have personal jurisdiction over Executive and Employer, (ii) venue is proper in those courts, and (iii) those courts provide a convenient forum for that action.

     To the maximum extent permitted by the law, the parties stipulate and agree that this provision supercedes any analysis of choice of laws. To the extent that a choice-of-laws analysis is required, the parties stipulate and agree that Kentucky law shall govern such analysis.

     c.   Costs and Fees

     In any mediation between the parties, the parties shall divide the costs and fees of the mediator evenly between them, and each party shall bear its own costs and fees, including attorney fees.


18.  NO RULE OF CONSTRUCTION

     The parties acknowledge that each of them has had ample opportunity for their own counsel to participate in negotiating and drafting this Agreement. Therefore, no rule of construction shall apply to this Agreement which construes ambiguous or unclear language in favor of or against any party

19.  ENTIRE AGREEMENT

     (a) This Agreement, including Exhibit A, represents the entire employment agreement between Employer and Executive pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by Executive and by Employer with the approval of Management.

     (b) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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20.  POST-RESIGNATION CONSULTING EMPLOYMENT

     a.   Consulting Employment.

     If Executive terminates the Agreement upon written notice in accordance with the provisions of Section 3(a) of this Agreement, Employer shall continue to employ Executive as an advisor and consultant ("Consulting Employment") for a period of five (5) years, unless Executive waives his right to Consulting Employment. During this period of Consulting Employment, Executive shall at all reasonable times, to the extent his health and mental condition permit, be available to consult and advise the officers, directors, representatives and clients of the ISIS Companies at the direction of Board and the Management for a minimum of one thousand (1000) hours per year. During this period of Consulting Employment, Employer shall pay to Executive a minimum annual compensation equal to one-half of the average annual salary paid to him during the last 36-month period of his Executive Employment with Employer ("the Minimum Consulting Compensation"). Executive's compensation for his Consulting Employment ("Consulting Compensation") may be increased or decreased from time to time at the discretion of Employer provided that such compensation may not be decreased below the Minimum Consulting Compensation.

     b.   Availability of Consulting Employment in Event of Mutual Termination.

     If both Executive and Employer terminate the Agreement upon written notice in accordance with the provisions of subsection 3(a) of this Agreement, Employer shall be obligated to provide Consulting Employment only if Executive's notice of termination preceded the notice of termination from Employer.

     c.   Renewal or Extension of Consulting Employment.

     Executive's Consulting Employment with Employer may be renewed or extended by written agreement executed prior to the expiration of the five-year period specified in subsection 10(a) of this Agreement.

     d.   Termination of Consulting Employment.

     The Consulting Employment shall terminate upon the occurrence of any of the following events:

          (i) Upon written notice of termination from Executive to Employer, which notice may be given at any time, with or without cause;

          (ii) Upon written notice of termination from Employer to Executive, which notice may be given at any time for cause;

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          (iii) Upon the expiration of the five-year period of Consulting
                Employment without renewal or extension as provided in subsection 10(c) of this Agreement.

          (iv) Upon the inability of Executive to perform the duties of his Consulting Employment as a result of his health or mental condition; or

          (iv)  Upon Executive's death.

     e.   Compensation Upon Termination of Consulting Employment.

     Upon termination of Executive's Consulting Employment, Executive shall be entitled to Consulting Termination Pay in accordance with the following provisions:

          (i) Termination upon Written Notice from Executive: Executive shall continue to receive his Consulting Compensation through the end of the Consulting Employment period if he terminates his Consulting Employment with cause. Executive shall receive no Consulting Termination Pay if he terminates his Consulting Employment without cause.

          (ii) Termination upon Written Notice from Employer: After two years of Consulting Employment, the Employer may choose to terminate the Consulting Employment with thirty days written notice by releasing the Executive from all obligations and compensating the Executive at a rate no less than 50% of the outstanding Consulting Compensation over the remaining period of the Consulting Employment at Employer's regular pay intervals, as though Executive were still in Consulting Employment with Employer or, by mutual agreement, the Company may otherwise accelerate payments to the Executive.

          (iii) Termination upon Expiration of Agreement Without Renewal or
                Extension: Executive shall receive no Consulting Termination
                Pay.

          (iv) Termination upon Executive's Inability to Perform Duties Due to Health or Mental Condition. If Executive's inability to perform his duties is the result of a "disability" as defined by the Americans With Disabilities Act, Executive shall continue to receive his Consulting Compensation through the end of the Consulting Employment period or until the disability no longer prevents Executive from performing his duties, whichever first occurs. If Executive's inability to perform his duties is not the result of a "disability" as defined by the Americans With Disabilities Act, Executive shall receive no Consulting Termination Pay.

          (v) Termination upon Death of Executive: Executive's estate shall receive a lump sum payment of $200,000 within 120 days of the Executive's death.

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                Consulting Termination Pay shall not be considered earned at the time of termination of the Consulting Employment, shall not be paid in a lump sum, and shall not be paid at the time of termination. Instead, Consulting Termination Pay shall be paid after termination, at Employer's regular pay intervals, as though Executive were still in Consulting Employment with Employer excepting in the case of payments associated with ss.20
                (e)(v) or where the Employer chooses to accelerate the Consulting Termination Pay.

     f.   Application of Agreement to Consulting Employment.

     The provisions of Sections 1, 2, 3, 4, 5 and Exhibit A shall not apply during any period of Consulting Employment. Termination of Consulting Employment shall not entitle Executive to a new period of Consulting Employment. In all other respects, this Agreement shall apply with full force and effect to Executive's Consulting Employment with Employer just as if it were continued employment pursuant to this Agreement.

     EXECUTED at Frankfort, Kentucky, on the date aforesaid.


EXECUTIVE:                                  INTEGRATED SPATIAL INFORMATION
                                            SOLUTIONS, INC.

/s/  John C. Antenucci                      By:  /s/  Gary S. Murray
-----------------------------                  -------------------------------
     John C. Antenucci                                Gary S. Murray, Chairman

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                                    EXHIBIT A
                                       to
                         EXECUTIVE EMPLOYMENT AGREEMENT
                                     between
           INTEGRATED SPATIAL INFORMATION SOLUTIONS, INC. ("Employer")
                                       and
                         JOHN C. ANTENUCCI ("Executive")
                                      dated
                                   May 1, 2002


During the term of the Agreement, Executive's compensation shall be as follows:

A-1  SALARY

Employer shall pay to Executive an annual salary of One Hundred Fifty-Seven Thousand ($157,000) per year, subject to applicable withholdings for taxes, to be paid in the manner specified in paragraph 5 of the Agreement. However, Executive's salary may be increased or reduced from time to time at the sole discretion of the Board of Directors, of Employer provided that Executive's salary may not be reduced by more than ten percent (10%) below the figure stated above.

A-2  INCENTIVE BONUS

At the conclusion of each fiscal year ("Year") of Employer during the term of this Agreement, Executive shall be eligible for an incentive bonus which shall be described herein.

Executive's incentive bonus shall be comprised of three elements, as follows:

     (a)  Profitable Revenue Growth.

          If the consolidated revenues of the ISIS Companies ("Actual Revenues") for the Year exceed the Target Revenues for the Year, and if the net income ("NI") of the ISIS Companies for the Year are greater than zero, Executive shall be paid an amount equal to 1.5% of the amount by which Actual Revenues for the Year exceed Target Revenues for the Year.

          The Target Revenues for 2002 shall be $9.1 Million; thereafter, Target Revenues for a Year shall be 118% of the Target Revenues for the preceding Year.

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     (b)  Positive Net Income.

          If the Net Income of the ISIS Companies for the Year is greater than zero, Executive shall be paid an amount equal to 10% of the amount by which Net Income exceeds zero.


     (c)  General Performance Bonus.

          At the end of each Year, Executive shall be eligible for an additional bonus, in cash and/or stock options for shares of the common stock of ISIS, for general performance as determined by the Board of Directors of Employer ("Board"), taking into account such qualitative and/or quantitative factors as the Board may consider in its sole discretion. Any cash payment to Executive for a General Performance Bonus shall not exceed 15% of his Salary for the Year. Any award of stock options to Executive for a General Performance Bonus shall not exceed 0.5% of the outstanding shares of the common stock of ISIS as of the time of the award.

     (d)  Stock Appreciation.

          Executive shall be awarded stock options for shares of the common stock of ISIS on the first occasion during the term of this Agreement when the closing price of such stock remains at or above a specified target level for a specified number of consecutive days, as follows:

          (i) 0.5% of outstanding shares on the first occasion when the closing price of ISIS common stock remains at or above 25 cents ($0.25) for thirty (30) consecutive days; the options being priced at 25 cents ($0.25) and exerciseable for five years.

          (ii) 1.0% of outstanding shares on the first occasion when the closing price of ISIS common stock remains at or above 50 cents ($0.50) for thirty (30) consecutive days, the options being priced at 50 cents ($0.50) and exerciseable for five years; and

          (iii) 2.0% of the outstanding shares on the occasion of ISIS' re-listing with one of the major stock exchanges (i.e. NASDAQ, NYSE, American SE), the options being priced at 85% of the closing market price on the date of re-listing and exerciseable for five years.

     (e) Stock price targets in (d)i and (d)ii shall automatically adjust proportionately to reflect stock splits and reverse splits.

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     (f) The cash incentive compensation shall not exceed 25% of the Net Income in any fiscal year.

     (g) Look Back Provision. The Executive may, prior to the close of any fiscal year, present a memo to Management outlining a business decision which may jeopardize short term earnings affecting incentive compensation defined in (a), (b) or (d) above, and request that the Board review at the end of the subsequent fiscal year a restatement of the forgone incentive compensation if the Company's performance has demonstrated a positive and longer term benefit from that decision. Nothing in this section obligates the Management to provide additional incentive compensation over that paid in prior years.


A-3  COMMITMENT COMPENSATION

As compensation for Executive's surrender of all anti-dilution rights, Executive shall receive:

     (a) Promptly upon execution of this Agreement, a grant of stock options for shares of the common stock of ISIS equal to two percent (2%) of the outstanding shares of such stock as of the date of this Agreement, fully vested and priced at seven cents ($0.07) per share;

     (b) On each anniversary of the date of this Agreement, during the term of this Agreement, a grant of stock options for shares of the common stock of ISIS equal to one percent (1%) of the outstanding shares of such stock as of such anniversary date, fully vested and priced at the closing price as of such anniversary date; and

     (c) Two computers and related peripheral and communication devices of Executive's choice, the total cost of which to Employer shall not exceed Ten Thousand Dollars ($10,000.00), with Executive retaining the option to purchase said computers and devices for their residual value upon termination of this Agreement.

Under no circumstances shall Executive be granted any anti-dilution rights with respect to the stock of the ISIS Companies.

A-4  COMPENSATION FOR GUARANTEE OF PLANGRAPHICS DEBT

As compensation for Executive's guarantee of the debt of PlanGraphics, Executive shall receive, at the end of each fiscal year of Employer during the term of this Agreement, compensation equal to 5% of the amount of debt of PlanGraphics that was personally guaranteed by Executive during that fiscal year. Such compensation may be in the form of cash or in the form of stock options for the stock of ISIS, as the Board of Directors of Employer may elect in its sole discretion. Stock options shall be valued at the closing price on the day preceding the award of the options. If the amount of debt guaranteed by Executive varies during the year, Executive's compensation for guaranteeing that debt shall be based upon the weighted average of the amount of such debt during the year.

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A-5  VACATION

Executive shall be eligible for Thirty-Six (36) days of personal time off per year, as provided by and governed by the Personal Time Off Plan ("PTOP"). Upon termination of this Agreement, Executive shall be paid for earned but unused PTOP days as provided in the PTOP plan, based upon the Salary in effect at the time of termination.

Executive will also retain his Catastrophic Illness Reserve. The reserve shall be credited on a quarterly basis for PTOP days which, pursuant to the PTOP plan, were not granted because the aggregate threshold of PTOP days would have exceeded the accumulation limits in the PTOP plan.


A-6  GROUP HEALTH COVERAGE

 Executive shall be permitted to participate in such group health insurance plan as Employer may elect to provide for its other employees, subject to the eligibility and participation requirements of such plan, which plan may be altered or abolished from time to time at the sole discretion of Employer. However, the level of health insurance coverage for Executive shall not be reduced below the level in effect upon Executive's execution of this Agreement, and the cost to Executive for health insurance coverage shall not be increased above the cost in effect upon Executive's execution of this Agreement. Subsequent to the termination or the expiration of the Agreement or Consulting Employment and at the Executive's election and cost, the Company will provide (subject to the eligibility and participation requirements), continued group health insurance coverage through insurance plans as the Employer may make available for its other employees.

A-7  PENSION/PROFIT-SHARING PARTICIPATION

 Executive shall be permitted to participate in such pension or profit-sharing plan as Employer may elect to provide for its other employees, subject to the eligibility and participation requirements of such plan, which plan may be altered or abolished from time to time at the sole discretion of Employer.

A-8  LIFE INSURANCE

Executive shall be provided with a life insurance policy in the amount of One Million Dollars ($1,000,000.00), payable to such beneficiary as Executive may designate, with an additional Two Hundred Fifty Thousand Dollars ($250,000.00) of coverage for accidental death, provided that Executive satisfies the medical requirements for these and keyman coverages.

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A-9  AUTOMOBILE ALLOWANCE

Executive shall receive an automobile allowance of Four Hundred Fifty Dollars ($450.00) per month. However, Executive's automobile allowance may be increased or reduced from time to time at the sole discretion of the Board of Directors of Employer, provided that Executive's automobile allowance may not be reduced by more than ten percent (10%) below the figure stated above.

A-10 RELOCATION ALLOWANCE

 In the event that Executive's primary place of business is relocated more than fifty (50) miles from the location specified in Section 4 of this Agreement, Employer and Executive shall negotiate a relocation allowance.

A-11 REGISTRATION OF SHARES AND OPTIONS

 Employer agrees to register with the Securities and Exchange Commission, within 125 days following the execution of this Agreement, all stock options granted to Executive pursuant to this Agreement.

A-12 OTHER EMPLOYMENT BENEFITS

Executive shall be permitted to participate in such other benefits of employment as Employer may elect to provide for its other employees, subject to the terms and conditions established by Employer for those benefits, which benefits may be altered or abolished from time to time at the sole discretion of Employer. Subsequent to the Executives termination or the expiration of the Agreement or Consulting Employment and at the Executive's election and cost the Company will provide (subject to the eligibility and participation requirements), continued insurance coverage for life, disability, accidental death, and other specialty coverages through insurance plans as the Employer may make available for its other employees.


A-13 EXPENSE REIMBURSEMENT

 Executive shall receive reimbursement from Employer for all reasonable expenses incurred for the benefit of Employer by Executive in the performance of his duties under the Agreement. Such expenses may include but are not limited to reasonable out-of-pocket expenses for travel, lodging, meals, entertainment, and professional dues. Employer shall have the right to establish guidelines for reimbursement of expenses, including but not limited to guidelines regarding when prior approval for an expense is required and what documentation must be provided in order to obtain reimbursement.

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A-14 SEPARATION PAY

Upon termination of this Agreement, Executive shall be entitled to Separation Pay in accordance with the following provisions:

     (a) Termination by Employer for Convenience: Executive shall receive one month of Base Compensation for each year of service as an employee or officer of the ISIS Companies.

     (b) Termination by Employer for Cause: Executive shall receive six (6) months of Base Compensation.

     (c)  Resignation Within Ninety (90) Days Following Change of Control:
          Executive shall receive one month of Base Compensation for each year of service as an employee or officer of the ISIS Companies. In addition:

          (i)   all of Executive's options shall vest immediately;

          (ii) all of Executive's shares of stock of the ISIS Companies shall be promptly registered; and

          (iii) any Incentive Bonus remaining unpaid (or unvested) for the period in which the resignation occurs shall be paid (or vested) immediately, regardless of Executive's performance status.

     (d) Constructive Termination: If he waives his right to Consulting Employment pursuant to Section 20 of this Agreement, Executive shall receive one month of Base Compensation for each year of service as an employee or officer of the ISIS Companies.

     (e) Other Resignation by Executive: If he waives his right to Consulting Employment pursuant to Section 20 of this Agreement, Executive shall receive two weeks of Base Compensation for each year of service as an employee or officer of the ISIS Companies.

     (f)  Termination upon Expiration of Agreement Without Renewal or Extension:
          Executive shall receive one month of Base Compensation for each year of service as an employee or officer of the ISIS Companies.

     (g) Death of Executive: Executive's estate shall receive one month of salary for each year of service by Executive as an employee or officer of the ISIS Companies.

Except in the event of death of Executive, Separation Pay shall not be considered earned at the time of the termination, shall not be paid in a lump sum, and shall not be paid at the time of termination. Instead, Separation Pay

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shall be paid after termination, at Employer's regular pay intervals, as though
Executive were still employed by Employer. For example, three (3) months of Base Compensation would be paid over a period of three (3) months following termination. If the Agreement is terminated by the death of Executive, the Separation Pay specified in subsection (g) above shall be paid in a lump sum to Executive's designated beneficiaries within 120 days after Executive's death. In the event of Executive's death during one of the periods of Separation Pay specified in subsections (a) through (f) above, any owed but unpaid balance of such Separation Pay shall be accelerated and shall be paid in a lump sum to Executive's designated beneficiaries within 120 days after Executive's death.

"Base Compensation" shall consist of: (1) salary at the rate in effect at the time of termination; (2) continued participation in Employer's group health insurance plan; (3) continued life insurance coverage; (4) access at the Executive's expense (subject to the eligibility and participation requirements) continued insurance coverage for disability, accidental death, and other specialty coverages through insurance plans as the Employer may make available for its other employees.
"Constructive Termination" shall mean Executive's resignation within thirty (30) days after the occurrence of an Unremedied Breach by Employer, unless such Unremedied Breach by Employer has been approved or ratified by Executive.

"Unremedied Breach by Employer" shall mean a material breach by Employer of this Agreement which is not remedied within thirty (30) days after Executive has provided written notice of the breach and a written demand for remedy to the Board of Directors of Employer.

"Change of Control" shall mean:

     (a) any change in the ownership or control of common stock of Employer which results in more than 50% of the issued and outstanding common stock of Employer being owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of Employer as of the date of this Agreement; or

     (b) the merger or consolidation of Employer with another entity such that more than 50% of the issued and outstanding voting stock of the surviving entity is owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of Employer as of the date of this Agreement.


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